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                           DAYTON HUDSON CORPORATION
Writer's Direct Dial            LAW DEPARTMENT                   Timothy R. Baer
612/370-6426                                           Assistant General Counsel


                                 May 19, 1997


Board of Directors
777 Nicollet Mall
Minneapolis, Minnesota 55402-2055

Re: Opinion of Counsel as to Legality of 5,000,000 Shares of Common Stock to be Registered Under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 5,000,000 shares of Common Stock, $.3333 par value, of Dayton Hudson Corporation (the "Company") offered to employees of the Company pursuant to the Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan (the "Plan").

As counsel for the Company, I advise you that it is my opinion, based on my familiarity with the affairs of the Company and upon my examination of pertinent documents, that the 5,000,000 shares of Common Stock to be offered to the employees of the Company under the Plan, will, when paid for and issued pursuant to the terms of the Plan, be validly issued and lawfully outstanding, fully paid and non-assessable shares of Common Stock of the Company.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement with respect to the aforementioned shares of Common Stock under the Securities Act of 1933.

Very truly yours,

/s/ Timothy R. Baer

Timothy R. Baer,
Assistant General Counsel